Exhibit 10.6

FORM OF FUEL DISTRIBUTION AGREEMENT

This Fuel Distribution Agreement (the “Agreement”) made and entered into between Susser Petroleum Operating Company LLC, with a business address of 555 East Airtex Drive, Houston, Texas 77073 (the “Seller”), and Susser Holdings Corporation, Stripes LLC and Susser Petroluem Company LLC, each with a business address of 4525 Ayers, Corpus Christi, Texas 78415 (collectively, with all of their respective divisions, subsidiaries or affiliates, other than the Partnership as defined below, the “Purchaser” or “SHC”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

Seller is a subsidiary of Susser Petroleum Partners LP (the “Partnership”).  The Partnership, Susser Petroleum Partners GP LLC, the general partner of the Partnership (the “General Partner”), and SHC have entered into an Omnibus Agreement of even date herewith (the “Omnibus Agreement”)  in which the Partnership and SHC agree to enter into the SHC Distribution Contract for the exclusive right and obligation of the Partnership to distribute motor fuels sold by SHC.  This Agreement shall serve as the SHC Distribution Contract under which Seller shall perform the obligations of the Partnership.

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Omnibus Agreement.

WITNESSETH:

In consideration of the mutual promises herein contained, Seller shall sell and deliver to Purchaser its requirements for all branded and unbranded motor fuels  (i) required by Purchaser for resale at all SHC Stores and SHC Consignment Contract sites (all SHC Stores and SHC Consignment Contract sites referred to hereinafter collectively as  the “SHC Sites”) or (ii) otherwise required by Purchaser (the “Other SHC Volumes”), subject to the permitted exceptions set forth in Section 2.1(c) of the Omnibus Agreement. Purchaser shall purchase, receive and pay for such motor fuels, including branded product(s) under designated trademarks, service marks, trade names, brand names, or other brand identifications (the “Proprietary Marks”) and other unbranded products, of the kind and in the quantities and under the terms and conditions specifically set forth in Commodity Schedule(s) annexed hereto and made a part hereof.  Seller’s suppliers of branded products under each such supplier’s Proprietary Marks, unbranded products and their successor(s) and assigns are each referred to hereinafter as the “Supplier” and collectively as “Suppliers”.

1.                                       Term.  This Agreement shall commence on the Effective Date (defined below), and shall remain in effect until terminated, as set forth in Section 23 below (the “Term”).

2.                                       Locations.  All SHC Sites that purchase motor fuels for resale are subject to this Agreement until the applicable termination date for such SHC Site set forth in Section 25 of this Agreement or such SHC Site is removed from this Agreement in accordance with Section 3 of this Agreement.

3.                                       Permitted Removal of Locations.

(a)                                  Purchaser may only remove SHC Stores or SHC Consignment Contracts from this Agreement in the event (i) that SHC makes a Permitted Sale, Closure or Conversion of an SHC Store or (ii) an SHC Consignment Contract terminates and is not renewed.  For purposes of this Agreement, a “Permitted Sale, Closure or Conversion” shall include any sale or closure of SHC Store or conversion of any SHC Store from sales by Purchaser to a contract with any third party to sell motor fuel on a consignment basis (where the third party, as consignor, holds title to the motor fuel until it is sold to the retail customers) where (A) such SHC Store was supplied at the Partnership’s Cost per Gallon plus the Alternate Fuel Sales Rate (“AFSR Stores”), (B) SHC has agreed to substitute one or more locations [comprising equivalent volumes  at the same price per gallon removed SHC Site within [•] months of closure, sale or conversion], (C) SHC has received consent of Partnership for sale, closure or conversion or (D) such sale, closure or conversion does not cause the aggregate number of SHC Sites closed, sold or converted in any fiscal year to exceed 20 SHC Sites.

(b)                                 In order to add or remove any SHC Store or SHC Consignment Contract to or from this Agreement pursuant to Section 3(a), Purchaser shall provide at least sixty (60) days’ advance written or electronic

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notice to Seller indicating site location, address, estimated volume by product, brand and effective date of such change (“Supply Change Request”).  If such Supply Change Request involves a brand request for a Supplier’s trademarks, Seller shall use commercially reasonable efforts to obtain authorization from the applicable Supplier for such brand.  If brand authorization is not obtained, unbranded product will be supplied.

4.                                       Products.  The Commodity Schedule forming a part of this Agreement is affixed at or before the signing hereof. This Agreement may be amended from time to time by adding additional schedules or deleting or substituting revised schedules.  Such schedules executed by an authorized representative of Seller and by Purchaser shall be become a part of this Agreement.

5.                                       Quantity.  Seller shall sell and deliver to Purchaser and Purchaser shall purchase and receive from Seller Purchaser’s requirements of the product(s) covered by this Agreement as Purchaser may require from time to time until the applicable termination date with respect to any such volumes set forth in Section 25 of this Agreement.  However, if during any period of this Agreement, the amount of any motor fuel volumes that Seller is required to deliver to Purchaser is prescribed by government rules, regulations or orders, or if for any reason the Seller’s supplies of motor fuel are inadequate to meet the needs of Purchaser and its other customers, the Seller, in its sole discretion, may allocate motor fuel to Purchaser and its other customers and any shortfall in volumes requested by Purchaser shall not be deemed to be a breach of this Agreement.   In the event that the Seller is unable to distribute all motor fuel volumes that Purchaser desires to purchase from the Seller, Purchaser may purchase from third parties its requirements of any motor fuel volumes in excess of the amounts of such motor fuel supplied by the Seller.

6.                                       Price/Method of Payment.  (a) The price of the product(s) covered by this Agreement shall be as stated in the applicable Commodity Schedule(s).  Purchaser shall initially pay within seven (7) days of delivery, which may be shortened [or lengthened] as necessary to be concurrent with Seller’s applicable payment due date to Supplier, by way of Electronic Funds Transfer (“EFT”), or such other means approved by Seller, for all goods delivered to Purchaser hereunder.

(b)                                 Purchaser will establish a commercial account with a financial institution that provides EFT services and will authorize Seller to initiate transfers of funds between Purchaser’s account and Seller’s accounts for payment of all amounts due to Seller under this Agreement.  Should any EFT transaction be rejected by Purchaser’s financial institution for any reason, Seller may, at its sole discretion, require subsequent payments be made in cash or by other means satisfactory to Seller.

(c)                                  If at any time the financial responsibility of Purchaser shall become impaired or unsatisfactory to Seller, or should Purchaser be in arrears in his accounts with Seller, Seller may require, as a condition of making further deliveries under this Agreement, payment by Purchaser of all past due accounts and cash payment prior to, or upon, all such future deliveries or may require Purchaser to provide to Seller adequate assurance of its performance.

(d)                                 Payments not received on the applicable due date will bear interest at a rate of 10% per annum.

7.                                       Control.  Purchaser is an independent business with the exclusive right to direct and control the business operation at the SHC Sites, including the establishment of the prices at which products are sold.

8.                                       Liability.  Neither Seller nor Supplier shall be liable to Purchaser or to any other person for any damage to or loss of property, or for injury to or death of persons, or for the violation by Purchaser or any other person, of any governmental statute, law, regulation, rule, or ordinance, arising from the operation or activities of Purchaser or any other person pursuant to this Agreement.  Purchaser shall indemnify, protect, defend, and save Seller and Supplier harmless from and against any and all losses, claims, liabilities, environmental cleanup costs, fines, penalties, suits and actions, judgments and costs, including attorneys’ fees and the costs of litigation, which shall arise from or grow out of any injury to or death of persons, or damage to or loss of property, or violation by Purchaser or any other person, of any governmental statute, law, regulation, rule, or ordinance, directly or indirectly resulting from, or in any way connected with (i) Purchaser’s performance of this Agreement, (ii) operation of Purchaser, or activities of any other person, at the SHC Sites, or (iii) the condition of the SHC Sites or of the adjoining streets, sidewalks or ways, irrespective of whether such injury, death, damage or loss is sustained by Purchaser or any other person, firm or corporation which may seek to hold Seller liable.  The existence or non-existence of any insurance that may be required under this Agreement will not limit Purchaser’s indemnity or other obligations under this Agreement.  This indemnity shall survive the termination or nonrenewal of this Agreement.

9.                                       Credit Cards.  (a) As long as Supplier accepts specified credit cards, fleet cards, debit cards, or other similar transaction authorization cards (the “Transaction Cards”), Purchaser shall accept and honor all Transaction Cards identified in Supplier’s Transaction Card manuals or other guidelines (“Card Guide”) or agreements, whether in written or electronic form, for the purchase of authorized products and services at all locations branded with Supplier’s Brand.

(b)                                 For each transaction not authorized, disputed by a customer, or otherwise subject to charge back under the Card Guide, Seller may either charge the amount to Purchaser’s account or require Purchaser to make immediate refund to Seller, including refund by draft or EFT initiated by Seller, without any deduction for any processing fee.

(c)                                  Purchaser acknowledges receipt of a copy of the Card Guide and shall comply fully with the operating rules, terms and conditions thereof.  Without limiting any rights or remedies available to Seller, if Purchaser fails to comply with this paragraph 8, Seller or Supplier may limit or terminate Purchaser’s right to participate in Supplier’s Transaction Card program or Purchaser’s right to use Supplier’s Proprietary Marks.

(d)                                 Purchaser understands and acknowledges that the Payment Card Industry Data Security Standard as amended from time to time (the “PCI DSS”) contains clearly defined standards setting forth the duties of merchants, like the Purchaser, to secure sensitive cardholder data.  Purchaser is and shall remain informed of the PCI DSS as the PCI DSS pertains to the Purchaser’s business at the SHC Sites.  In addition to the requirements of the Card Guide, Purchaser shall at all times during the term of this Agreement, and at its sole expense, (i) comply with the PCI DSS; (ii) cause all point-of-sale (“POS”) and other related network hardware and software at the SHC Sites to be, and remain, PCI DSS certified and compliant; (iii) regularly monitor, test, and/or assess the POS and related hardware and software at the SHC Sites pursuant to the PCI DSS; and (iv) permit Seller and/or Supplier and/or Transaction Card representative to inspect and/or test the POS and other related network hardware and software at the SHC Sites.

(e)                                  Purchaser shall indemnify, defend and hold Seller harmless for any and all losses, fines, penalties, damages, costs or expenses including without limitation attorney’s fees, arising out of the Purchaser’s breach or violation of, or failure to comply with, the PCI DSS or the Card Guide.  The indemnity provision contained in this subparagraph (e) to this paragraph 8 shall survive termination of this Agreement.

10.                                 Delivery/Title/Risk of Loss.  Delivery, passage of title and risk of loss of the product(s) covered by this Agreement shall be as set forth in the attached Commodity Schedule(s).

11.                                 Taxes.  It is agreed that any duty, tax, fee or other charge Seller may be required to collect or pay under any law now in effect or hereafter enacted with respect to the production, manufacture, inspection, transportation, storage, sale, delivery or use of the product(s) covered by this Agreement shall be added to the prices to be paid by Purchaser for product(s) purchased hereunder.  If Purchaser claims exemption from any of the aforesaid taxes, then Purchaser shall furnish Seller with a properly completed and executed exemption certificate in the form prescribed by the appropriate taxing authority in lieu of payment to such taxes or reimbursement of such taxes to Seller.

12.                                 Failure To Perform.  (a) Any delays in or failure of performance of either party hereto shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of the affected party which, by the exercise of reasonable diligence, said party is unable to prevent or provide against, including, but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war, rebellion, terror, or sabotage or damage resulting therefrom; embargoes or other import or export restrictions; fires, floods, storms, explosions, accidents, or breakdowns; riots; strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically above named .  A party whose performance is affected by any of the causes set forth in the preceding sentence shall give prompt written notice thereof to the other party.

(b)                                 Seller shall be under no obligation to make deliveries hereunder at any time when in Seller’s sole judgment it has reason to believe that such delivery would likely cause strikes to be called against it or cause its properties to be picketed.

(c)                                  Seller shall not be required to make up deliveries omitted on account of any of the causes set forth in subparagraph (a) above.

(d)                                 Nothing in this paragraph shall excuse Purchaser from making payment when due for deliveries made under the Agreement.

13.                                 Determination of Quantity and Quality.  The quantity and quality of product(s) sold hereunder shall be for all purposes conclusively deemed to be the quantity and quality set forth in Seller’s document of delivery unless, within seventy-two (72) hours of the time of delivery, Purchaser delivers to Seller written notice of any claimed shortage in quantity or claimed deviation in quality, or where discovery of any such shortage or deviation could not reasonably have been discovered by careful inspection at the time of delivery, within three (3) days after discovery.  Purchaser’s written notice, or the absence thereof, shall be conclusive with respect to the fact of and the time and date of notice under this paragraph.  Time is of the essence in complying with this provision.

14.                                 Trademarks.  (a) Subject to the approval of  the applicable Suppliers, Seller grants to Purchaser the non-exclusive right to use such Supplier’s Proprietary Marks, if applicable, at the SHC Sites in connection with the advertising, marketing, and resale of the branded petroleum products purchased from Seller under this Agreement.  Purchaser agrees that with respect to any SHC Site where it sells branded product, petroleum products of other Suppliers or unbranded products will not be sold by Purchaser under the applicable Supplier’s Proprietary Marks.  Purchaser understands, acknowledges, and agrees that the applicable Suppliers may promulgate from time to time standards, policies, guidelines, procedures, marketing programs and other requirements (“Image and Operations Guidelines”) regarding image, signage, appearance, station operations, and other matters related to the sale of motor fuels under the Proprietary Marks of such Suppliers.  Purchaser shall, at its own expense, comply fully with the Image and Operations Guidelines of the applicable Suppliers and cause its employees to do the same.

(b)                                 Subject to Purchaser’s approval, Seller shall have the right to substitute the Proprietary Marks of another Supplier or any new supplier for any existing Supplier for any SHC Site (each such substitute, a “Substituted Supplier”).  In the event of such substitution, all references to the Supplier in this Agreement shall be deemed to refer to the Substituted Supplier and all references to the Proprietary Marks shall be deemed to refer to the trademarks, brand names, and/or other brand identifications of said Substituted Supplier.

(c)                                  Upon sixty (60) days’ advance written or electronic notice to Seller, Purchaser may request a change of brand at any SHC Site by submitting a Supply Change Request as noted in Paragraph 2 above.  Seller shall use commercially reasonable efforts to obtain authorization from the requested Supplier for such brand change.  If brand authorization is not obtained, Seller shall either  (i) continue supplying the existing brand, or (ii) supply unbranded product, subject to Purchaser reimbursing Seller for any costs incurred by Seller as the result of  any such rebranding (or attempted rebranding).

(d)                                 Upon termination, nonrenewal, or expiration of this Agreement or prior thereto upon demand by Seller or Supplier, Purchaser’s right to use the Proprietary Marks will terminate, and Purchaser shall discontinue the posting, mounting, display or other use of the applicable Suppliers’ Proprietary Marks.  In the event that Purchaser fails to do so to the satisfaction of Seller or Supplier, subject to applicable law, Seller and Supplier (i) shall have the right to cause any and all signage, placards, and other displays bearing the Proprietary Marks to be removed from the SHC Sites; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the Proprietary Marks, including entry to the SHC Sites to do so.  In the event the Seller or Supplier take any such action hereunder, Purchaser shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the Proprietary Marks and attorney fees and other legal costs and expenses.  Under no circumstances will Purchaser display signage bearing the Proprietary Marks of the applicable Supplier at any SHC Site without the prior written approval of Seller.

(e)                                  Purchaser acknowledges and understands that it is not an owner or a licensee of the Proprietary Marks.  Purchaser shall not mix, commingle, blend, adulterate, or otherwise change the composition of any of the product(s) purchased hereunder and resold by Purchaser at a particular SHC Site under said Proprietary Marks of the Supplier of such SHC Site with other products or substances in any manner.

(f)                                    Seller and the applicable Suppliers are hereby given the right to enter the SHC Sites to examine at any time, and from time to time, the contents of Purchaser’s tanks or containers in which said product(s) purchased hereunder are stored and to take samples therefrom, and if in the opinion of Seller or Supplier any samples thus taken are not said product(s) and in the condition in which delivered by Seller to Purchaser then Seller may at its option terminate this Agreement.

(g)                                 Purchaser shall take no action, or otherwise do anything, or fail to do anything that will diminish, reduce, injure, dilute, or otherwise damage the value of the Proprietary Marks or trademarks or other identifications of Supplier.

15.                                 Inspection of Records; Audit.  Seller and Supplier have a right to inspect Purchaser’s operation of the businesses at the SHC Sites and to verify that Purchaser is complying with (a) all its contractual obligations contained in this Agreement; and (b) all federal, state and local laws and regulations pertaining to the environmental protection and trademark use.  Purchaser shall permit Seller and Supplier to enter the SHC Sites unimpeded to review and audit all station records including, but not limited to, all records of deliveries, sales and inventory reconciliation, to take samples of motor fuels stored at the SHC Sites, and to inspect equipment.  Seller and Supplier may, at any reasonable time and without prior notice, conduct a walk through and visual inspection of the SHC Sites.

16.                                 Customer Service and Complaints.  While using the Proprietary Marks, Purchaser shall render appropriate, prompt, efficient, courteous service at the SHC Stores to Purchaser’s customers for such product(s) and respond expeditiously to all complaints of such customers, making fair adjustment when appropriate.

17.                                 Quality, Specification or Name of Product.  From time to time, Seller’s Suppliers may change the quality, grade, specifications, or availability of products covered by this Agreement and in such event Seller may change or alter the quality, grade or specifications.  Seller may, in its discretion, upon giving notice to Purchaser, either change or alter (a) the quality, grade, or specifications of any product(s) covered by this Agreement or (b) the availability of any such product(s).  Any such change or discontinuation shall not affect the purchase requirements set forth in the Commodity Schedule(s) attached hereto.  Seller shall give Purchaser written notice of discontinuance of the manufacture of any product(s) covered by this Agreement.  The Agreement shall terminate as to such discontinued product(s) when such notice is effective.

18.                                 Assignment.  Neither party shall transfer or assign its interest in this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other party.

19.                                 Waiver.  A Party may not waive the provisions of this Agreement except by a written instrument executed by that Party.  No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between the Parties operates as a waiver or estoppel of any right, remedy or condition.  No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege.  The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.  No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition.  No assignment or transfer shall affect the continuing primary liability of Purchaser (which liability, following assignment or transfer shall be joint and several with the assignee).  No consent to any of the foregoing shall operate as a waiver in any subsequent instance.

20.                                 Environmental Compliance.  (a) Purchaser is and shall remain informed about and comply with all local, state and federal laws, statutes, regulations and ordinances related to environmental protection or compliance relevant to Purchaser’s operations at the SHC Sites, whether currently in effect or which may come into effect in the future, including, where applicable, obligations imposed on the “owner” and “operator” of an underground storage tank system (“UST”).  Purchaser acknowledges that it is aware of hazards or risks in handling or using motor fuel products.  Purchaser shall maintain compliance with all safety and health related governmental requirements concerning each product and shall take such steps as are reasonable and practicable to inform its employees, agents, contractors and customers of any hazards or risks associated with such product.

(b)                                 Purchaser shall comply with all applicable local, state and federal UST compliance requirements, whether currently in effect or which may come into effect in the future, including, but not limited to: (i) required inspections of any release detection equipment for USTs and product lines; (ii) required inspections of any automatic tank gauging equipment; and (iii) maintenance and required inspections of any vapor recovery equipment.

(c)                                  Purchaser shall make accurate daily physical measurement of all products stored in USTs and perform accurate daily and monthly reconciliation of such measurements with metered sales and product deliveries in accordance with Seller, state, local and federal requirements.  Purchaser shall develop and maintain accurate written records of the daily physical product measurements and daily and monthly reconciliation.  Purchaser shall immediately notify Seller and any appropriate local, state or federal governmental agency after discovery of any inventory loss or other condition which may be the result of a leaking UST or other equipment failure.  Purchaser shall immediately investigate and undertake all appropriate initial abatement and other emergency measures to contain, treat, mitigate and/or remediate a discharge, spill, or release of motor fuels or other petroleum products at the SHC Sites.  Purchaser and Seller shall cooperate at all times during any such investigation or remedial activity.

(d)                                 Purchaser is and shall remain informed about and comply with all applicable local, state and federal requirements related to the generation, handling, transportation, treatment, storage and/or disposal of solid or hazardous wastes.  Purchaser also shall implement appropriate recycling, waste management and waste minimization practices and procedures as necessary to remain in compliance with all applicable local, state and federal environmental protection and compliance requirements.

(e)                                  Purchaser agrees that representatives of Seller shall be permitted to enter upon the SHC Sites from time to time to perform physical measurements and reconciliation of product stored in USTs and to inspect and/or test any equipment and records used for complying with any local, state, or federal environmental protection or environmental compliance requirements, including, but not limited to, Purchaser’s reconciliation and inspection records.  However, Seller is not obligated to make any such inspections or tests.

(f)                                    Purchaser shall properly maintain all USTs, hoses, connections, and associated equipment at the SHC Sites.  Seller may, without liability to Purchaser, refuse to make delivery of products covered under this Agreement if Seller believes any UST, hose, connection, or associated equipment is not safely maintained or in compliance with applicable safety standards.  Purchaser shall not use the UST at the SHC Sites including, without limitation, the associated product lines, hoses, and motor fuel dispensing equipment, during the life of this Agreement for any purpose other than the storage, handling, marketing, and distribution of the Seller’s petroleum products.

(g)                                 Purchaser shall indemnify, defend, protect and hold Seller, its employees, officers, directors, managers, partners, equityholders, agents and affiliates harmless from and against any and all liabilities, losses, obligations, claims, damages (consequential or otherwise), penalties, suits, actions, judgments, costs and expenses (including attorneys’ fees) of whatever nature for personal injury (including death) of persons (including, without limitation, agents and employees of Seller or Purchaser) or property damage (including, without limitation, damage to the property of Seller or Purchaser), which may be imposed on, incurred by or asserted against Seller directly or indirectly, (i) caused in whole or in part by Purchaser’s failure to comply with the terms of this paragraph 19 or with any local, state or federal law, statute, regulation or ordinance, whether currently in effect or which may come into effect, related to environmental protection or environmental compliance, including those relating to USTs, or (ii) for any releases or discharges of petroleum products into the environment caused, in whole or in part, by the acts or omissions of Purchaser, its employees, agents, contractors, customers, licensees, or invitees.  This indemnity in no way limits, and is intended to be within the scope of, the general indemnity set forth in paragraph 7 hereof.  The terms and provisions of this paragraph 19 shall survive the expiration, nonrenewal, or termination of this Agreement.

21.                                 Notices.  All written notices required or permitted to be given by this Agreement may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered and shall be deemed to be duly given if delivered personally or sent by certified or overnight mail to the address set forth above or to such other address as may be furnished by either party to the other in writing in accordance with the provisions of this paragraph.  The date of mailing shall be deemed the date of giving such notice, except for notice of change of address, which must be received to be effective.

22.                                 Equipment.  [Purchaser shall provide all necessary buildings, improvements, equipment, tools, and like appliances, except for material containing the Proprietary Marks of Suppliers, including sign faces, which shall be retained by Seller (“Seller Retained Equipment”).  Title to all Seller Retained Equipment shall at all times remain with Seller.  Should any Seller Retained Equipment be levied upon, Purchaser shall immediately notify both the levying creditor, disclaiming ownership, and Seller.  Purchaser shall not encumber or remove Seller Retained Equipment or cause to be done anything thereto that damages or otherwise disturbs Seller’s title to Seller Retained Equipment.  Purchaser shall pay the cost of repair or replacement of any damage to Seller Retained Equipment.]

23.                                 Termination.

(a)                                  This Agreement shall terminate with respect to all volumes sold to SHC Stores and SHC Consignment Contract sites in operation by Purchaser as of the Effective Date of this Agreement (“Closing Date SHC Sites”) on a date that is ten (10) years from the Effective Date, unless an extension with respect to such volumes is mutually agreed upon in writing by the Parties.

(b)                                 This Agreement shall terminate with respect to all volumes sold to any Option Stores purchased by the Partnership on a date that is ten (10) years from the Option Closing Date for such Option Store, unless an extension with respect to such volumes is mutually agreed upon in writing by the Parties.

(c)                                  This Agreement shall terminate with respect to all volumes sold to all SHC Sites not identified in Section 22(a) or (b) and Other SHC Volumes on a date that is ten (10) years from the Effective Date, unless another termination date is mutually agreed upon in writing by the Parties in connection with any arrangement agreed to pursuant to Section 2.1(b)(i) of the Omnibus Agreement or an extension with respect to any such volumes is otherwise mutually agreed upon in writing by the Parties.

(d)                                 This Agreement shall terminate as specifically set forth in any section of this Agreement.  Seller may suspend deliveries or terminate this Agreement if: (i) Purchaser becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Purchaser’s creditors, or if a receiver is appointed for Purchaser; (ii) Purchaser breaches any provision of this Agreement, including without limitation failure to pay in a timely manner any sums due, failure to comply with other section(s) of this Agreement or any portion thereof, or upon assignment of the Agreement by Purchaser contrary to the Assignment section, or (iii) Purchaser is a corporation or other entity and loses its charter or is otherwise prevented from doing business in accordance with applicable law.

(e)                                  With one hundred eighty (180) days’ advance written notice, Purchaser may terminate this Agreement if Seller fails to cure a material breach within thirty (30) days of being notified in writing by Purchaser of such breach.

(f)                                    Upon Supplier’s revocation of Seller’s right to use or grant the use of its Proprietary Marks, Seller may, upon sixty (60) days’ prior notice, either terminate such affected SHC Sites from this Agreement, substitute another Supplier’s Proprietary Marks at Purchaser’s expense at such affected SHC Sites or supply unbranded products at such affected SHC Sites.  Seller will not be liable for the consequences of such loss.

(g)                                 Purchaser agrees not to engage in or permit any illegal or improper act or conduct, on or about the SHC Sites, which act or conduct is detrimental to Seller or any member of the public.  Subject to any other requirements of law, at the option of Seller, Seller may  cease deliveries to the applicable SHC Sites until the illegal acts or conduct have been remedied to the satisfaction of Seller and the applicable Suppliers or terminate this Agreement with respect to the applicable SHC Sites without further notice, (i) upon the failure of Purchaser to desist from any such further acts or conduct after notice from Seller to do so, or (ii) upon Purchaser’s failure to pay any amount when and as due within forty-eight (48) hours of notice of such, and no forbearance, course of dealing, or prior payment shall affect these rights of termination.

(h)                                 Upon termination hereof or of Seller’s right to use or grant the use of Supplier’s Proprietary Marks, Seller or Supplier shall have the right, at its option, to enter upon the SHC Sites and to debrand, remove, paint out, or obliterate any signs, symbols or colors on said SHC Sites as to any of Supplier’s trademarks or on the buildings or equipment thereof which in Seller’s opinion would lead a patron to believe that such Supplier’s products are being offered for sale at the SHC Sites.

(i)                                     Termination hereof by either party for any reason shall not relieve any party of any obligation theretofore accrued under this Agreement.

24.                                 Purchaser’s Insurance Requirements.  Purchaser shall obtain insurance of the type and coverage amounts that Seller may reasonably require from time to time consistent with past practices of Purchaser.  All such insurance will name Seller and Suppliers designated by Seller as additional insureds and will be primary as to any other existing, valid and collectible insurance.  If Seller so requires, Purchaser shall furnish Seller with certificates of such insurance that provide that coverage will not be canceled or materially changed prior to thirty (30) days’ advance written notice to Seller.  The insurance required hereunder in no way limits or restricts Purchaser’s obligations under the law or this Agreement as to indemnification of Seller.

25.                                 Nature of Agreement/No Third Party Beneficiary.  (a) In consideration of the granting and execution of this Agreement, it is agreed that there shall be no contractual obligation to extend or renew the period or terms of this Agreement in any way, and the parties agree that this Agreement shall not be considered or deemed to be any form of “joint venture” or “partnership” at the SHC Sites of Purchaser or elsewhere.  This Agreement shall bind the executors, administrators, personal representatives, assigns, and successors of the respective parties.

(b)                                 This Agreement is personal to the Purchaser and is intended for the sole use and benefit of Seller and Purchaser.  Nothing contained herein shall be deemed, interpreted, or construed to create, or express any intent to create, third party beneficiary rights in favor of any person or entity, except for any indemnified party (or other person entitled to be indemnified pursuant to this Agreement), and Seller and Purchaser specifically state and agree that no such intent exists.

26.                                 Compliance with Laws.  Without limitation of paragraph 20 above, Purchaser shall comply with all laws, statutes, regulations, ordinances, and rules of all applicable governmental authorities with respect to the operation of its business at the SHC Sites.  It is the intention of neither party to violate statutory nor common law and if any section, sentence, paragraph, clause or combination of same is in violation of any law, such sentence, paragraph, clause or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

27.                                 Express Warranties.  Seller warrants that the product(s) supplied hereunder will conform to the promises and affirmations of fact made in Seller’s current technical literature and printed advertisements, if any, related specifically to such product(s); that it will convey good title to the product(s) supplied hereunder, free of all liens, and that the product(s) supplied hereunder meet such specifications as have been expressly made a part of this Agreement.  THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED.  THE WARRANTY OF MERCHANTABILITY, IN OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, IN OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

28.                                 Non-Exclusive Territory.  Nothing in this Agreement grants Purchaser an exclusive territory to market and resell any petroleum products.  Seller reserves the right to market and sell, and authorize others to market and sell, petroleum products in any manner Seller chooses, including through its own retail outlets or through designated wholesalers or other retailers.

29.                                 Entire Agreement.  This Agreement[, together with the Omnibus Agreement,] cancels and supersedes all prior written and unwritten agreements, promises, and understandings between the parties pertaining to the matters covered under this Agreement, except any indebtedness owed to Seller by Purchaser, and is a final, complete and exclusive statement of the agreement between Seller and Purchaser.  This Agreement may be modified only by a writing signed by both of the parties or their duly authorized agent.  THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT.  EXECUTION OF THIS CONTRACT BY PURCHASER IS AN ACKNOWLEDGEMENT THAT NO REPRESENTATIONS NOT SET FORTH IN WRITING HEREIN HAVE BEEN MADE OR RELIED UPON BY PURCHASER.

30.                                 Damages.  NO CLAIM SHALL BE MADE UNDER THIS CONTRACT FOR SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

31.                                 Commencement.  Neither this Agreement nor any modification thereof shall be binding on Seller until and unless signed by an authorized representative of Seller.  Commencement of performance hereunder prior to signing as above stipulated in no case shall be construed as a waiver by Seller of this requirement.

32.                                 Accord.  The parties have discussed the provisions of this Agreement and find them fair and mutually satisfactory and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder.

33.                                 Joint and Several Obligations.  All acknowledgments, representations, warranties, debts, and obligations of performance of Purchaser under this Agreement are made, and binding on all those signing this Agreement, jointly and severally as the Purchaser.

34.                                 Successors and Assigns.  This Agreement binds and benefits Purchaser and Seller and their respective permitted successors and assigns.

35.                                 Severability.  If any provision of this Agreement is determined by a court or arbitrator to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as enforceable.

36.                                 Counterparts.  The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which constitute only one agreement.  The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other party.

37.                                 Governing Law.  The laws of the State of Texas (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement.

38.                                 Survival.  Sections [•].  [•] and [•] shall survive the execution and delivery and termination or expiration of this Agreement.

39.                                 Headings.  The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

This Agreement shall be effective as of                                           , 201     (the “Effective Date”).

SELLER:  Susser Petroleum Operating Company LLC

By:

Print Name:

Title:

PURCHASER:  Susser Holdings Corporation

By:

Print Name:

Title:

PURCHASER:  Stripes LLC

By:

Print Name:

Title:

PURCHASER:  Susser Petroleum Company LLC

By:

Print Name:

Title:

COMMODITY SCHEDULE

This Commodity Schedule is attached to, and made a part of, a Fuel Distribution Agreement between Purchaser and Seller dated                                   , 2012 (the “Agreement”).  Unless otherwise indicated, the capitalized terms used in this Commodity Schedule shall have the same meaning used in the Agreement.

1.                                       Products:  All motor fuel products allowed by law to be sold to the general public including branded (to the extent Seller may obtain such branded product) and unbranded motor fuels and shall include, but not limited to, unleaded gasoline, plus unleaded gasoline, supreme unleaded gasoline, diesel fuel, ethanol, biodiesel, diesel exhaust fluid.  Gasoline products shall include conventional, reformulated and ethanol blended motor fuels.

2.                                       Quantity.  All of Purchaser’s requirements for Product, for delivery upon reasonable notice to Seller at the SHC Sites or as otherwise directed in writing by the Purchaser.

3.                                       Delivery.  Delivery shall be complete on unloading of the tank wagon or transport truck.

4.                                       Title.  Title to product covered under the Agreement shall pass to Purchaser as it is delivered to Purchaser’s tanks or other storage containers.

5.                                       Risk of Loss.  Risk of loss of product shall pass to Purchaser as it is delivered to Purchaser’s tanks or other storage containers.

6.                                       Inspection.  Purchaser shall have the right, at its expense, to have an inspection made at delivery point, provided such inspection shall not delay shipment.  Should Purchaser fail to make inspection, it shall accept Seller’s inspection and measurement.

7.                                       Price.  The Seller’s price per gallon to be paid by Purchaser shall be Seller’s net cost per gallon at the applicable terminal in effect at the time loading commences, plus (i) all applicable taxes and all fees, including State loading and environmental fees, if any, (ii) the cost of transporting the product to Purchaser and (iii) plus Seller’s Margin per gallon as set forth below for each SHC Site.  [Seller’s net cost per gallon shall be determined in the same manner as past practice.] Seller’s cost for motor fuel sold out of its bulk inventories shall be based upon a transfer price consistent with past practice, or as mutually agreed between the parties.  All prices charged by Seller are subject to the provisions of applicable law.

Seller’s Margin for volumes purchased pursuant to this Agreement shall be as follows:

(i)                                     Seller’s Margin shall be equal to three cents ($.03) per gallon for all volumes sold to Closing Date SHC Sites and Option Stores purchased by the Partnership.

(ii)                                  Seller’s Margin shall  be the Alternate Fuel Sales Rate for all volumes sold to all SHC Stores, SHC Consignment Contract sites not identified in Section 22(a) or (b) of this Agreement or Other SHC Volumes, unless a different rate is mutually agreed upon in writing by the Parties with respect to any such volumes.  [For the avoidance of doubt, as provided in the Omnibus Agreement, the Alternate Fuel Sales Rate will not be recalculated or adjusted on an annual basis or otherwise, in respect of an SHC Store, once Seller commences deliveries to such SHC Store pursuant to this Agreement.]